MASTER SERVICES AGREEMENT

          THIS MASTER SERVICES AGREEMENT, dated as of July 31, 2008 (the “Agreement”), is entered into by and between FASTCASH INTERNATIONAL LIMITED, a corporation organized under the laws of the British Virgin Islands (“Customer”), and MAP FINANCIAL GROUP, INC., a Nevada corporation (“Provider”) to be effective as of July 31, 2008 (the “Effective Date”).

EXPLANATORY STATEMENT

          WHEREAS, each of Customer and Provider has agreed that Provider, or its affiliates, shall, from time to time, provide certain support, administrative and other services to Customer, or its affiliates, as set forth herein and in the schedules attached hereto from time to time.

          NOW THEREFORE, in consideration of the foregoing, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

          1.          Provision and Term of Services; Termination.

                       (a)          Provider agrees to provide to Customer or its designated affiliate one or more of the services (collectively, the “Services”) as shall be set forth on a Schedule A to be executed by the parties and annexed hereto from time to time upon mutual agreement of the parties. Each Schedule A annexed hereto shall be sequentially numbered (i.e., the first such Schedule A shall be numbered Schedule A-1, the second Schedule A-2, etc.). The Services shall be provided in accordance with the terms and provisions of this Agreement and the applicable Schedule A. Provider may cause one or more of its affiliates to perform such Services on its behalf, and any such affiliate shall be entitled to the rights and benefits of Provider under this Agreement as if such affiliate was a party to this Agreement. Customer may contract with Provider for Services on behalf of one or more of Customer’s affiliates, and any such affiliate shall be entitled to the rights and benefits of Customer under this Agreement as if such affiliate was a party to this Agreement. By providing one or more Services to Customer each such affiliate of Provider agrees to be bound by the terms of this Agreement as such affiliate was a party to this Agreement. By accepting one or more Services from Provider each such affiliate of Customer agrees to be bound by the terms of this Agreement as such affiliate was a party to this Agreement.

                       (b)          Provider shall use reasonable care, skill and diligence in providing the Services.

                       (c)          Each Provider shall maintain records and accounts of all transactions relating to the Services performed by it pursuant to this Agreement. Customer shall have the right to inspect and copy, upon reasonable notice and at reasonable intervals during such Provider’s regular office hours, the records and accounts maintained by such Provider relating to the Services.

          2.          Provision and Term of Services; Termination.

                       (a)          The term of this Agreement shall commence as of the Effective Date and shall continue for a period of three (3) years and shall automatically be extended thereafter for successive one (1) year periods until terminated by either party upon written notice given 180 days prior to the end of the then-current term.

                       (b)          Notwithstanding Section 2(a), this Agreement may be terminated in its entirety:

                                      (i)          By either Customer or Provider upon the breach by the other party of any of the other terms or provisions of this Agreement, unless such breach is cured within 30 days after written notice thereof (or, if such breach is not reasonably capable of being cured with such period, if cure is commenced within such period and prosecuted diligently to completion within 30 days after such written notice).

                                      (ii)          By either Customer or Provider immediately in the event that the other party: (1) becomes insolvent, (2) makes an assignment for the benefit of creditors; (3) files a voluntary bankruptcy petition; (4) acquiesces to any involuntary bankruptcy petition; (5) is adjudicated bankrupt; or (6) ceases to do business, in each case by written notice by the terminating party to the breaching party.

                       (c)          In the event of a termination of this Agreement, all outstanding sums due hereunder shall be paid immediately following the date of termination and any rights or obligations to which any of the parties may be entitled or be subject prior to its termination shall remain in full force and effect.

          3.          Compensation for Services.

                       (a)          Customer shall pay Provider for the Services in accordance with the fee schedule set forth on the applicable Schedule A.

                       (b)          Unless otherwise specified on the applicable Schedule A, such fees shall be paid by Customer within 30 days following the date Provider invoices Customer for such Services. Failure to provide an invoice for fees for any given month shall not be deemed a waiver of such fees and such fees may be included, without prejudice, in a later invoice delivered to Customer.

                       (c)          If not specified on the applicable Schedule A, the fees payable for a specific Service shall be equal to the actual costs of the Provider in providing such Service, including an allocation of overhead expenses of such Provider.

                       (d)          Unless otherwise specified on the applicable Schedule A, Cusromer shall reimburse the applicable Provider for third-party, out-of-pocket, incidental travel, lodging and food expenses incurred by such Provider in accordance with such Provider’s customary travel policy, within 30 days of receipt of an invoice from such Provider for such incidental expenses accompanied by such additional documentation reasonably required by Customer to verify the amount of the expense and that such expense was incurred in connection with providing the

Services. Provider will not incur any expense exceeding $25,000 without Customer’s prior approval.

                       (e)          All amounts payable by Customer to a Provider shall be paid by wire transfer in accordance with the wire transfer instructions provided by Provider to Customer from time to time.

          4.          Force Majeure.

                       The obligation of any Provider to provide Services shall be suspended during the period and to the extent that such Provider is prevented or hindered from complying therewith by any law or governmental order, rule, regulation or direction, whether domestic or foreign, or by any cause beyond the reasonable control of such Provider, including but not limited to acts of nature, strikes, lock outs and other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of terrorism, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. The Provider shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause. Customer shall not be liable for payment of fees for any Service for the period in which such Service could not be provided pursuant to this Section.

          5.          Compliance With Law.

                       The parties shall undertake to provide and receive Services in accordance with and adhere to all laws and governmental rules, regulations and orders applicable at the place where Services are rendered, including without limitation, data protection regulations.

          6.          Liability.

                       No Provider (or affiliate thereof) shall have any liability whatsoever to Customer or other party for any error, act or omission in connection with the Services to be rendered by such Provider to Customer hereunder unless any such error, act or omission derives from the willful misconduct or gross negligence of such Provider (or its affiliates). IN NO EVENT SHALL ANY PROVIDER (OR AFFILIATE THEREOF) BE LIABLE TO CUSTOMER OR OTHER PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT SUCH PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF A PROVIDER (AND ITS AFFILIATES) FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, CUSTOMER’S DIRECT DAMAGES AND IN NO EVENT WILL EXCEED THE AMOUNT OF FEES PAID TO PROVIDER HEREUNDER.

          7.          Notices.

                       Any legal notice, demand or other communication required or permitted to be given by any provision of this Agreement (each, a “Notice”) shall be in writing and shall be deemed to have been properly given or served only if addressed to a party at its address set forth on the applicable Schedule A attached hereto, and if delivered (i) by hand, (ii) by certified mail, return receipt requested, (iii) by overnight commercial carrier or (iv) by telefax transmission with confirmation of receipt. All such communications shall be deemed to have been properly given or served (i) if by hand, when received, (ii) if by mail, on the date of receipt or of refusal to accept shown on the return receipt, (iii) if by overnight commercial carrier, on the date that is one business day after the date upon which the same shall have been delivered to such overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid, provided that the same is actually received (or refused) by the recipient in the ordinary course and (iv) if by telefax, on the date sent with transmission confirmed.

          8.          No Third Party Beneficiaries.

                       This Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted successors and assigns, and only each Provider and Customer shall be entitled to enforce its respective rights under this Agreement.

          9.          Governing Law.

                       This Agreement shall be governed by, and construed in accordance with the laws of the state of New York, without regard to conflict of laws issues. The Parties submit to the jurisdiction of any state or federal court sitting in New York for the purpose of any suit, action or proceeding arising out of this Agreement.

          10.         Entire Agreement.

                        This Agreement and the Schedules hereto sets forth all of the promises, covenants, agreements, conditions, and undertakings between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The Schedules to this Agreement constitute an integral part of this Agreement.

          11.         No Assignment.

                        Except as expressly provided herein, this Agreement shall not be assignable by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          12.         Waiver.

                        No provision of this Agreement may be waived except by an instrument in writing signed by the party sought to be charged with the effect of such waiver. The failure of a party to this Agreement to assert a right or exercise a remedy hereunder shall not waive such right or remedy or any future rights or remedies.

          13.          Status; Other Activities.

                         (a)          For purposes of this Agreement, a Provider is, and will be deemed to be, an independent contractor only and not an agent, joint venturer, partner, or representative of Customer. Neither a Provider nor Customer may create any obligations or responsibilities on behalf of or in the name of the other hereunder.

                         (b)          Notwithstanding the amount of time, or percentage of business hours, spent by any employee of any Provider in the provision of Services hereunder, no such employee shall, by reason of such provision, become an employee of, or have any direct rights against, Customer, or be deemed to have any relationship with Customer other than as a provider of Services hereunder.

                         (c)          Nothing in this Agreement shall limit or restrict the right of any party, or its affiliates, directors, officers or employees to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of such parties to engage in any other business or to render services of any kind to any corporation, firm, individual, trust or association.

          14.          Amendment.

                         This Agreement may not be amended or modified except by an instrument in writing signed by the parties.

          15.          Severability.

                         This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

          16.          Counterparts.

                         This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PROVIDER
MAP FINANCIAL GROUP, INC.

By: /s/ Samuel Rosenberg

Name: Samuel Rosenberg
Title: Chief Financial Officer

CUSTOMER
FASTCASH INTERNATIONAL LIMITED

By: /s/ Jonathan Malamud

Name: Jonathan Malamud
Title: Director

SCHEDULE A-1

Services to be provided to:	All subsidiaries of FastCash International Ltd. (BVI)

Services to be provided by:	Map Financial Group, Inc.

Start Date:	July 31, 2008

Term:	1 year(s)

Description of Service:

General corporate services to support businesses of subsidiaries of the FastCash International Ltd., on an “as needed” basis. This includes, but is not limited to, the following service elements:

•	Provision of employees, including CEO, CFO and full management team, and all human resources

•	Marketing

•	Management Information Systems (MIS)

•	Financial services

•	Legal and regulatory services

•	Accounting and tax services

•	Lobbying

•	Travel and transportation

•	Business supplies

•	Intellectual property

•	Investor relations

Fee (other than allocated cost basis): Payment or reimbursement, as the case may be) of salaries and other costs to the extent incurred in providing the services.

Customer Contacts for these Services: Samuel Rosenberg

Acknowledgement:

Customer:	FastCash International	Provider:	Map Financial Group, Inc.
Limited
By:	/s/ Jonathan Malamud	By:	/s/ Samuel Rosenberg

Name:	Jonathan Malamud	Name:	Samuel Rosenebrg
Title:	Director	Title:	Chief Financial Officer